UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 12, 2018

Juniper Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34501	770422528
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Innovation Way, Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (408) 745-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 25, 2018, Juniper Networks, Inc. (“we”, “our” or the “Company”) announced a new stock repurchase program approved by our Board of Directors granting the Company authority to repurchase up to $2 billion in our common stock (the “Stock Repurchase Program”). On February 12, 2018, as part of the Stock Repurchase Program, the Company entered into two separate accelerated share repurchase agreements (the “ASR Contracts”) with Barclays Bank PLC and Wells Fargo Bank, National Association, respectively, to repurchase an aggregate of approximately $750 million of the Company’s outstanding common stock. Under the ASR Contracts, the Company will make payments of approximately $750 million in the aggregate to Barclays Bank PLC and Wells Fargo Bank, National Association and will receive an initial delivery of approximately 23,255,812 shares of common stock in the aggregate from Barclays Bank PLC and Wells Fargo Bank, National Association. The exact number of shares the Company will repurchase under the ASR Contracts will be based generally upon the average daily volume weighted average price of the company’s common stock during the repurchase period, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Contracts. At settlement, under certain circumstances, Barclays Bank PLC and/or Wells Fargo Bank, National Association may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required either to deliver shares of common stock or to make a cash payment to Barclays Bank PLC and/or Wells Fargo Bank, National Association. Final settlement of the transactions under the ASR Contracts is expected to occur no later than August 6, 2018. The terms of the accelerated share repurchases under the ASR Contracts are subject to adjustment or termination if the Company were to enter into or announce certain types of transactions or to take certain corporate actions.

The ASR Contracts contain the principal terms and provisions governing the accelerated share repurchases, including, but not limited to, the mechanism used to determine the number of shares of common stock that will be delivered, the required timing of delivery of the shares of common stock, the circumstances under which Barclays Bank PLC and Wells Fargo Bank, National Association are permitted to make adjustments to valuation and calculation periods or to terminate the ASR Contracts and various acknowledgements, representations and warranties made by the Company, on the one hand and Barclays Bank PLC and Wells Fargo Bank, National Association on the other hand, to one another. From time to time, Barclays Bank PLC, Wells Fargo Bank, National Association and/or their affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with the Company for which they have received, or may receive, customary compensation, fees and expense reimbursement.

The foregoing description of the ASR Contracts is a summary and is qualified in its entirety by the terms of the ASR Contracts, the forms of which will be filed in the Company’s Quarterly Report for the first quarter of 2018 on Form 10-Q.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

February 13, 2018	By:	/s/ Brian M. Martin
Name: Brian M. Martin
Title: Senior Vice President and General Counsel